Exhibit 99.1
Press Release

FOR IMMEDIATE RELEASE

CONTACT: William J. Wagner, President and Chief Executive Officer (814) 726-2140


          NORTHWEST BANCORP, INC. TO CONSOLIDATE NORTHWEST SAVINGS BANK
                         AND LEEDS FEDERAL SAVINGS BANK

Warren, Pennsylvania - March 9, 2004

Northwest Bancorp, MHC (the "Mutual Holding Company"), the parent company of Northwest Bancorp, Inc. (Nasdaq: NWSB), the holding company for Northwest Savings Bank and Jamestown Savings Bank, announced jointly today that the Mutual Holding Company and Northwest Bancorp have entered into an agreement under which the Mutual Holding Company will transfer all of the outstanding shares of common stock of Leeds Federal Savings Bank ("Leeds Federal"), a wholly-owned subsidiary of the Mutual Holding Company, to Northwest Bancorp. Leeds Federal will then merge with and into Northwest Savings Bank.

The Mutual Holding Company previously acquired all of the outstanding shares of common stock of Leeds Federal in a merger transaction that closed on January 24, 2003.

In consideration of the transfer of all of the outstanding shares of common stock of Leeds Federal to Northwest Bancorp, Northwest Bancorp will cancel a $12.0 million loan to the Mutual Holding Company and will issue 1,067,887 shares of its common stock to the Mutual Holding Company. This consideration equals the fair value of Leeds Federal as determined by an independent appraisal. The price per share of Northwest Bancorp common stock used for purposes of determining the number of shares to be issued to the Mutual Holding Company was the closing sales price of Northwest Bancorp as of the date immediately preceding the date of the agreement. The transaction is subject to approval of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Pennsylvania State Department of Banking.

Gordon E. Clark, President of Leeds Federal Savings Bank, stated "We are pleased to undertake this additional step in our continuing relationship with Northwest. I will remain actively involved as the managing officer in the Baltimore market and our employees will remain focused on our customers' needs. We look forward to this next step in the Leeds' evolution and the expansion of our capabilities in Baltimore."

William J. Wagner, President and Chief Executive Officer of Northwest Bancorp, stated, "We are very pleased to announce the consolidation of Leeds Federal into Northwest Savings Bank and Northwest Savings Bank's expansion into the Baltimore market. We intend to continue Leeds Federal's focus on community banking, and we will continue to follow its tradition as a community bank that has served the Baltimore market for over 81 years. At the same time, we plan to expand the menu of traditional banking products and services at Leeds Federal's offices."

Northwest Bancorp, MHC owns the majority share of Northwest Bancorp, Inc. Both are headquartered in Warren, Pennsylvania. Through Northwest Savings Bank and Jamestown Savings Bank, Northwest Bancorp operates 145 banking locations in Pennsylvania, New York and Ohio. As of December 31, 2003, Northwest Bancorp had consolidated assets of $5.8 billion, stockholders' equity of $490.1 million and deposits of $4.7 billion. Leeds Federal operates 2 banking locations in the Baltimore, Maryland market. As of December 31, 2003, Leeds Federal had total assets of $465.7 million, stockholders' equity of $39.2 million and deposits of $422.3 million

* * * * * * * * * * * *

This news release contains certain forward-looking statements about the proposed merger of Northwest Savings Bank and Leeds Federal. Forward-looking statements can be identified by the fact that they may include words like "believe", "expect", "anticipate", "estimate", and "intend" or future or conditional verbs such as "will", "would", "should", "could", or "may". These forward-looking statements are based upon the current beliefs and expectations of Northwest Bancorp's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the companies' control. Certain factors that could cause actual results to differ materially from expected include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Northwest Savings Bank and Leeds Federal, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Northwest Savings Bank and Leeds Federal are engaged, changes in the securities markets, and other factors disclosed by Northwest Bancorp in its periodic filings with the SEC. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. Northwest Bancorp does not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.